Exhibit 99.1
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                             [graphic logo omitted]
                                     Maxcor

                                                                April 30, 2003

Dear Fellow Stockholders:

          Our strategy in 2002 was to focus on diversification and adding new businesses, in addition to working to rebuild and increase market share in our existing businesses. We were able to attract some outstanding professionals to help us in these efforts. In New York, we opened a U.S. Treasury brokerage desk, launched institutional sales and trading operations in both equities and convertible securities, and brought aboard a well-respected leveraged finance group. In London, we launched a new credit derivatives desk. These and other initiatives still underway are designed to complement our existing businesses, intelligently leverage our infrastructure and provide us with a strategic presence in new areas of growth and opportunity.

          We take pride in highlighting some of our significant financial achievements in 2002:

          o Our revenues grew by 10%, from $154.8 million in 2001 to $170.6 million in 2002;

          o Our net income grew by almost 40%, from $9.0 million in 2001 to $12.5 million in 2002; and

          o Our per share book value increased by almost 35%, from $4.88 at year-end 2001 to $6.56 at year-end 2002, on the heels of a 40% increase the prior year.

          On March 1, 2003, we completed our move to new permanent headquarters in lower Manhattan, on the 18th and 19th floors at One Seaport Plaza. After 17 months in temporary offices following the terrorist attack on the World Trade Center, where we used to occupy the 84th floor, we are thankful finally to have a home to call our own again. Our new offices keep us in the heart of New York's financial district and restore us to a top-notch working environment.

          The relocation marks an important milestone for us in our recovery from September 11th - a recovery that has been nothing short of remarkable. That we write to you today as part of a vigorous and profitable company is a testament to the extraordinary willpower and determination that everyone at our firm has demonstrated. We are deeply grateful to all of our employees and staff for their hard work and perseverance, as well as to our business partners and clients for their continued loyalty and support.

          We are moving ahead, but we will not forget. We will remember always the 61 members of our Maxcor and Euro Brokers family who were killed in the attack. In their honor, we are incorporating a specially-commissioned memorial wall into the main reception area of our new offices. We will also hold our second annual charity day next month to raise additional monies to help their families through The Euro Brokers Relief Fund.

          For 2003, we are mindful of the challenges of current global and economic uncertainty, and an increasingly competitive marketplace, but we believe we are well-positioned to meet them. We will maintain our focus on growth that achieves bottom-line results and builds stockholder value.

          Thank you for your continued support. We will continue to do our utmost to justify your decision to invest in our people and our company.

                                     Very truly yours,


/s/ GILBERT D. SCHARF                        /s/ KEITH E. REIHL
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    Gilbert D. Scharf                            Keith E. Reihl
    Chairman & C.E.O                             Chief Operating Officer


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